Exhibit 10.5

INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement for Non-U.S. Participants
This Restricted Stock Unit Award Agreement for Non-U.S. Participants (the “Restricted Stock Unit Agreement”), including any special terms and conditions for the Participant’s country set forth in the appendix attached hereto (the “Appendix”) ( the Restricted Stock Unit Agreement and Appendix, together, the “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and [Name of Employee] (the “Participant”), effective as of INSERT EFFECTIVE DATE OF GRANT (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement (including the Appendix).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, XXXX Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan (the “RSUs”).

2.	Vesting of RSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the RSUs will vest as follows:

(a)
General. Except as otherwise provided in Sections 2(b) and 4, the RSUs will vest in equal annual installments of 33 and 1/3% of the Shares over a three-year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)
Change in Control. The RSUs will become fully vested immediately upon the Participant’s termination of Service in the event that the Participant’s Service is terminated by the Company without Cause (as defined in the Plan) or if Participant resigns for Good Reason at the time of, or within 12 months following, the consummation of a Change in Control occurring after the Date of Grant.

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As used in this Agreement, “Good Reason” shall mean the occurrence, without Participant’s express written consent, of any of the following events: (i) a material reduction in Participant’s base salary or Target Bonus percentage under the INC Research, LLC Management Incentive Plan, if applicable; (ii) a material adverse change to Participant’s authority, job duties or responsibilities as compared to Participant’s authority, job duties or responsibilities immediately prior to the Change in Control; (iii) a requirement that Participant relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina or Participant’s assigned principal office location with any Subsidiary as of immediately prior to the occurrence of the Change in Control; or (iv) if Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within thirty (30) days of such notice and provided further that Participant terminates his or her Service within thirty (30) days following the Company or applicable Subsidiary’s failure to cure within the thirty (30) day cure period.”

3.	Settlement of RSUs Upon Vesting.

(a)
Settlement in Stock. RSUs vested as described in Section 2 above will be settled by delivering to the Participant a number of Shares equal to the number of vested RSUs on the date on which the RSUs vest, subject to the terms of this Agreement and payment of any Tax-Related Items. The stock price used for vesting of RSU’s will be the closing price on INC Research shares on the date of vesting. If the vesting is a non-trading day, the vesting will be deemed to occur on the first trading day preceding the vesting date.

(b)
BookEntry Registration of the Shares; Delivery of Shares. As soon as practical after the Payment Date, the Company will, at its election, either: (i) issue a certificate representing the Shares payable pursuant to this Agreement; or (ii) not issue any certificate representing the Shares payable pursuant to this Agreement and instead document the Participant’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in bookentry form in the Participant’s name. In any case, the Company may provide a reasonable delay in the issuance or delivery of the Shares to address TaxRelated Items, withholding, and other administrative matters. Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

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(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the RSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.

(d)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s and/or the Employer’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued upon settlement of the RSUs; provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act and as approved by the Board of Directors, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (1)-(3) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then the Participant shall be entitled to elect the method of withholding from the alternatives above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-

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Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

4.
Forfeiture. Notwithstanding the Change in Control vesting as stated in Section 2(b) above, any unvested RSUs will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). Without limiting the generality of the foregoing, the RSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

5.	Adjustment to RSUs. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the RSUs may be adjusted in accordance with Section 4.5 of the Plan.

6.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the RSUs and the Participant’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

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(f)	the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)
the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)
neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

7.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

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The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

9.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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10.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.
Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Appendix for the Participant’s country. The Appendix constitutes part of this Restricted Stock Unit Agreement.

13.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

14.	Miscellaneous Provisions

(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)	NonTransferability. The RSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any Shares

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delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(c)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(f)
Waiver. No waiver of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this

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Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(l)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Stock RSUs Award Agreement as of the date first written above.

PARTICIPANT	INC RESEARCH HOLDINGS, INC.

	By:	/s/ Duncan Jamie Macdonald
	Name:	Duncan Jamie Macdonald
	Title:	Chief Executive Officer

[Electronic Signature]
____________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

Appendix A-1

APPENDIX A
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement for Non-U.S. Participants (the “Restricted Stock Unit Agreement”). This Appendix constitutes part of the Restricted Stock Unit.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the restricted stock units (“RSUs”) to the Participant if Participant is employed by an employing entity in a country listed below. If the Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vests or Participant sells shares under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

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Appendix A-2

SINGAPORE
Notifications
Securities Law Notification. The grant of the Restricted Stock Unit is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the grant of the Restricted Stock Unit is subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. The Company’s shares are traded on the NASDAQ Global Select Market, which is located outside of Singapore, under the ticker symbol “INCR” and the Shares acquired under the Plan may be sold through this exchange.
Director Notification Requirement. If the Participant is a director, associate director or shadow director1 of a Singapore Subsidiary, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Participant is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Options, Shares) in the Company or a Subsidiary. These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or within two (2) business days of becoming a director, associate director or shadow director if such an interest exists at that time.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 3 of the Restricted Stock Unit Agreement:
If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company or the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or in Section 3 of the Restricted Stock Unit Agreement.
_______________________
1 A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control such that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

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Appendix A-3

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Plan or in Section 3 of the Restricted Stock Unit Agreement.
Joint Election. As a condition of the Participant’s participation in the Plan, the Participant agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the Restricted Stock Unit and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, the Participant agrees to enter into a joint election with the Company (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in Plan or in Section 3 of the Restricted Stock Unit Agreement.
If the Participant does not enter into a Joint Election, or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any Shares to the Participant upon vesting of the Restricted Stock Unit.

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